FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 12, 2006	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Updates Drilling Operations in Poland

Salt Lake City, December 12, 2006 – FX Energy, Inc. (NASDAQ: FXEN) announced today that casing is set and cemented into the top of the Zechstein section at a depth of 2,951 meters in the Winna Gora well. When drilling resumes the well will be drilled through the Zechstein section and a liner will be set prior to drilling into the Rotliegend target reservoir at a projected depth of 3,510 meters. Results of the well are expected in January. Polish Oil and Gas Company (PGNiG) is the operator and owns 51% of the well; FX Energy owns 49%.

FX Energy also reported that the location for the Roszkow well is under construction and drilling is expected to begin in January. The well is located in the Company’s Fences I project area and is on trend with the Zaniemysl discovery that began production in October of this year. Roszkow is planned to test a Rotliegend structure at a depth of 2,975 meters. PGNiG operates the well and owns a 51% interest; FX Energy owns 49%.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over 3.2 million acres in a known hydrocarbon region in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.